Exhibit 99.1



                             FFW CORP PRESS RELEASE




FOR MORE INFORMATION                                 FOR IMMEDIATE RELEASE
Contact:  Tim Sheppard, Treasurer                    Date: April 28, 2004
          at 260-563-3185 x228


                      FFW CORPORATION ANNOUNCES NET INCOME
                      FOR THE QUARTER ENDED MARCH 31, 2004


WABASH, IN - FFW Corporation (NASDAQ:FFWC), parent corporation of First Federal Savings Bank of Wabash, Indiana, announced operating results for the third fiscal quarter of 2004 and nine months ended March 31, 2004. Net income for the quarter ended March 31, 2004, was $645,000, a 10.4% increase from the $584,000 reported for the quarter ended March 31, 2003. Diluted net income per share for the third fiscal quarter of 2004 amounted to $0.49, up 14.0% from the $0.44 reported in the third fiscal quarter of 2003. Net income and diluted net income per share for the nine months ended March 31, 2004 were $1,881,000 and $1.42 compared to $1,777,000 and $1.31 at March 31, 2003.

The fiscal 2004 third quarter and year to date earnings represent a return on average shareholders' equity of 10.97% and 10.73% compared to 10.04% and 10.20% for the periods ended March 31, 2003. Return on average total assets for the three and nine-month periods ended March 31, 2004 were 1.08% and 1.04% compared to 1.00% and 1.00% for the periods ended March 31, 2003.

The allowance for loan losses as a percentage of net loans receivable was 1.90% at March 31, 2004 compared to 2.00% at December 31, 2003 and 2.06% at June 30, 2003. Nonperforming assets at March 31, 2004 were $2.0 million compared to $3.2 million at December 31, 2003 and $2.7 million at June 30, 2003.

As of March 31, 2004, FFWC's equity-to-assets ratio was 10.14% compared to 9.74% at June 30, 2003. Shareholders' equity was $24.3 million compared to $23.6 million at June 30, 2003. Total assets at March 31, 2004 were $239.1 million compared to $242.8 million at 2003 fiscal year end. Total deposits at March 31, 2004 were down $3.1 million over June 30, 2003 while total FHLB borrowings increased by $300 thousand.

First  Federal  Savings Bank is a wholly  owned  subsidiary  of FFW  Corporation providing retail and small business  financial  services through its main office in Wabash and three banking centers located in North Manchester,  South Whitley, and Syracuse, Indiana. Investment services such as the purchase of stock, mutual funds and insurance products are offered through an affiliated company, FirstFed
Financial Inc. The corporation's  stock is traded on the NASDAQ system under the symbol "FFWC" and our website address is www.ffsbwabash.com
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FFW Corporation                                                                                         April 28, 2004



                                                                                             Unaudited
Selected balance sheet data:                                                                 3/31/2004       6/30/2003
                                                                                             ---------       ---------
                                                                                                   (In Thousands)

Total assets                                                                                 $239,122        $242,771
Loans receivable                                                                              131,518         131,319
Allowance for loan loss                                                                         2,446           2,592
Securities available for sale                                                                  83,347          89,637
Deposits                                                                                      160,347         163,446
Borrowings                                                                                     52,407          52,038
Stockholders' equity                                                                           24,251          23,640
Nonperforming assets*                                                                           2,012           2,742
Repossessed assets                                                                              1,551             126




                                                                     Unaudited                       Unaudited
                                                                 Three Months Ended              Nine Months Ended
Selected Operating Data:                                      3/31/2004      3/31/2003       3/31/2004       3/31/2003
                                                              ---------      ---------       ---------       ---------
                                                                    (In Thousands)                  (In Thousands)

Total interest income                                           $3,114         $3,405          $9,378         $10,730
Total interest expense                                           1,482          1,753           4,600           5,671
                                                                ------         ------          ------         -------
     Net interest income                                         1,632          1,652           4,778           5,059
Provision for loan losses                                          180            460             600           1,090
                                                                ------         ------          ------         -------
     Net interest income after provision for loan
       losses                                                    1,452          1,192           4,178           3,969
Net gain (loss) on sales of loans                                   54            247             410             784
Net gain (loss) on sales of securities                              55             25              59              26
Other non-interest income                                          449            415           1,260           1,008
Other non-interest expenses                                      1,303          1,203           3,822           3,568
                                                                ------         ------          ------         -------
     Income before income taxes                                    707            676           2,085           2,219
Income tax expense                                                  62             92             204             442
                                                                ------         ------          ------         -------
     Net income                                                 $  645         $  584          $1,881         $ 1,777
                                                                ======         ======          ======         =======

Earnings per common & common equivalent shares
Primary                                                          $0.50          $0.44           $1.45           $1.32
Fully diluted                                                    $0.49          $0.44           $1.42           $1.31
Dividend paid per share                                          $0.16          $0.15           $0.48           $0.45
Average shares outstanding                                   1,294,067      1,324,993       1,294,747       1,344,580
Shares outstanding end of period                             1,301,229      1,373,947       1,301,229       1,373,947

Supplemental data:
Net interest margin**                                             2.93%          3.06%           2.83%           3.03%
Return on average assets***                                       1.08%          1.00%           1.04%           1.00%
Return on average equity***                                      10.97%         10.04%          10.73%          10.20%

*   Includes non-accruing loans, accruing loans delinquent more than 90 days and foreclosed assets
**  Yields reflected have not been computed on a tax equivalent basis
*** Annualized

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